As filed with the Securities and Exchange Commission on March 1, 2017

Registration No. 333-125667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4151777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of Principal Executive Offices) (Zip Code)

ZIMMER HOLDINGS, INC. TEAMSHARE STOCK OPTION PLAN

(Full title of the plan)

Chad F. Phipps

Senior Vice President, General Counsel and Secretary

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

(Name and address of agent for service)

(574) 267-6131

(Telephone number, including area code, of agent for service)

Copy to:

Christine G. Long

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

Zimmer Biomet Holdings, Inc. (the “Registrant”) has filed this Post-Effective Amendment No. 6 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the Zimmer Holdings, Inc. TeamShare Stock Option Plan (the “TeamShare Plan”), which were originally registered by the Registrant on a registration statement on Form S-8 (File No. 333-125667) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on June 9, 2005, as amended by the Post-Effective Amendment No. 1 thereto filed on February 26, 2010, the Post-Effective Amendment No. 2 thereto filed on February 25, 2011, the Post-Effective Amendment No. 3 thereto filed on February 27, 2012, the Post-Effective Amendment No. 4 thereto filed on February 28, 2013 and the Post-Effective Amendment No. 5 thereto filed on March 3, 2014 (the “Prior Registration Statement”).

On February 13, 2009, the Board of Directors adopted, subject to stockholder approval, the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). On May 4, 2009, the 2009 Plan was approved by the stockholders at the Registrant’s annual meeting of stockholders. On May 7, 2013, June 24, 2015, and May 3, 2016, the 2009 Plan was amended. The 2009 Plan provides, among other things, that any shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) subject to outstanding awards under the TeamShare Plan, that expire, are forfeited or become unexercisable are available for issuance under the 2009 Plan.

As of the date of this Post-Effective Amendment, the total number of shares of Common Stock subject to awards that have expired, were forfeited or became unexercisable under the TeamShare Plan and not yet registered under the 2009 Plan, is 84,085 (the “Newly Available TeamShare Plan Shares”). These Newly Available TeamShare Plan Shares are no longer available for new awards under the TeamShare Plan and will not be issued under the TeamShare Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register the Newly Available TeamShare Plan Shares for issuance under the 2009 Plan. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Newly Available TeamShare Plan Shares may not be issued under the TeamShare Plan and to deregister the Newly Available TeamShare Plan Shares under the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on March 1, 2017.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Chad F. Phipps
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.

Signature	Title	Date

* David C. Dvorak	President, Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2017

/s/ Daniel P. Florin Daniel P. Florin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2017

/s/ Tony W. Collins Tony W. Collins	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	March 1, 2017

* Christopher B. Begley	Director	March 1, 2017

* Betsy J. Bernard	Director	March 1, 2017

Paul M. Bisaro	Director

* Gail K. Boudreaux	Director	March 1, 2017

Michael J. Farrell	Director

* Larry C. Glasscock	Director	March 1, 2017

* Robert A. Hagemann	Director	March 1, 2017

* Arthur J. Higgins	Director	March 1, 2017

Michael W. Michelson	Director

* Cecil B. Pickett, Ph.D.	Director	March 1, 2017

Jeffrey K. Rhodes	Director

*	This Post-Effective Amendment has been signed by the undersigned attorney-in-fact on behalf of each person so indicated pursuant to powers of attorney previously filed with the Commission.

/s/ Chad F. Phipps
Chad F. Phipps, Attorney-in-Fact